EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of August 16, 2023, by and between NuZee, Inc., a Nevada Corporation (the "Company") and Randy Weaver ("Employee").

A. WHEREAS, the Company is in the business of developing, manufacturing and marketing of high-end consumer coffee products;

B. WHEREAS, Employee represents he has the requisite training, experience, knowledge and expertise of a professional chief financial officer, thus enabling Employee to undertake the duties, authority and responsibilities as are consistent with such positions;

C. WHEREAS, the Company now believes it is in the interest of the Company and its shareholders to engage Employee as the Company's Chief Financial Officer ("CFO");

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Recitations**. The above recitations are true and correct and are incorporated herein by this reference.

2. **Employment**.

2.1 Position of Employment. The Company hereby employs Employee as the CFO, upon all of the terms and conditions hereinafter set forth. Employee shall have such duties, authority and responsibilities as shall be determined from time to time by the CEO and/or President, which duties, authority and responsibilities are consistent with Employee's position. Employee will conduct his activities in accordance with the high standards of the Company. All actions shall be subject and subordinate to review and approval of the Company's CEO and/or President and Board of Directors, and in accordance with the terms and conditions as prescribed in the Employee Handbook, as may be revised from time to time. Employees are encouraged to familiarize themselves with the Employee Handbook.

2.2 Place of Employment. The principal place of Employee's employment shall be Vista, California or any other location designated by the Company where Employee may be required to work; provided that, the Employee may be required from time to time to travel on Company business to other locations as directed by the Company. In the event that the Company's

office is substantially relocated, Employee may elect the option to work from Employee's home address.

2.3 Devotion of Time. During the term of Employee's employment, Employee shall devote his full, exclusive business time, ability and attention to the business affairs of the Company and shall use his best efforts to perform faithfully and efficiently such responsibilities.

3. **Term of Employment**.

The term of this Agreement shall begin effective August 16, 2023 (the "Commencement Date") and shall terminate upon the occurrence of any one or more of the following events:

3.1 Termination of Employment by the Company for Cause. The Company may terminate Employee's employment effective immediately, if such termination is for "Cause." For purposes of this Agreement, "Cause" shall include:

(a) death of Employee;

(b) a default or breach by Employee of any of the provisions of this Agreement;

(c) actions by Employee constituting fraud, embezzlement or dishonesty;

(d) furnishing false, misleading, or omissive information or omitting to furnish material information to the Company in the reasonable judgment of the Company;

(e) any action which constitutes a breach of the confidentiality and/or trade secrets of the Company;

(f) the commission of an act by Employee involving moral turpitude;

(g) refusal to follow reasonable and lawful directives of the Company's CEO and/or President; or

(h) to the extent permitted by law, in the event of Employee's physical or mental disability that prevents him from performing his job duties, with or without a reasonable accommodation, for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period.

Upon termination for Cause, the Company shall not be liable for payment of any further compensation or incentive payment other than (i) accrued but unpaid Base Salary and accrued but unused vacation through the effective date of such termination; (ii) reimbursement for any unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and (iii) such employee benefits (including equity compensation), if any, to which Employee may be entitled under the

Company's employee benefit plans as of the termination date (collectively, "Accrued Obligations"). Notwithstanding any termination pursuant to this Section 3.1, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, and 14 of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, Employee shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

3.2 Termination without Cause. Notwithstanding any other provision contained herein, Company may terminate this agreement and Employee's employment hereunder without Cause and in Company's sole and absolute discretion by giving Employee fourteen (14) days prior notice thereof.

Upon termination without Cause, the Company shall be liable for payment of the Accrued Obligations through and including the effective date of termination. In addition, (A) Company shall pay Employee (i) a lump sum equal to one times Employee's Base Salary as then in effect, and (ii) an amount equal to one times the amount of the Annual Bonus (as defined below) actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, prorated based on the number of days actually worked in the fiscal year in which the effective date of termination occurs (calculated as the Annual Bonus that was actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, multiplied by a fraction, the numerator of which is equal to the number of days the Employee worked in the fiscal year in which the effective date of termination occurs, and the denominator of which is equal to the total number of days in such year), in each case payable on Company's first regular pay date that is on or after the 60th day following the effective date of termination; (B) for the period beginning on the effective date of termination and ending on the date that is 18 months after the effective date of termination, Company shall reimburse Employee for any premiums that Employee pays pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or sections 601 through 608 of COBRA to continue coverage in the Company's health insurance program for active employees in which Employee and Employee's dependents participated immediately prior to the effective date of termination, including major medical, dental, and vision, but excluding any self-funded group health plans (each such premium being a "COBRA Premium"); provided, however, that in order to receive a COBRA Premium reimbursement, Employee must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Employee's having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company to sanctions imposed pursuant to Section 2716 of the Public Health Service Act and the related regulations and guidance promulgated thereunder (collectively, including any successor statute, the "PHSA"). Each COBRA Premium reimbursement shall be provided to Employee by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to provide Employee the COBRA Premium reimbursement for any period in which Employee is eligible to participate in a group medical plan sponsored by any other employer. Employee agrees and understands that the payment of any COBRA Premium will remain Employee's sole responsibility. Notwithstanding any termination pursuant to this Section 3.2, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall remain in full force and effect. Collectively, the payments made under this Section shall be referred to as the "Without Cause Separation Package."

3.3 Termination by Employee. Employee may terminate this Agreement whether for any reason or no reason by giving thirty (30) days written notice to the Company. Upon such termination, Employee shall only be entitled to Accrued Obligations through the effective date of termination. Notwithstanding any termination herein, the provisions of Paragraphs 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall remain in full force and effect.

3.4 Resignation by Employee for Good Reason.

(a) Notwithstanding the provisions of Section 3.3, in the event that Employee terminates this Agreement by resigning for Good Reason (defined below), in addition to payment of the Accrued Obligations, (A) Company shall pay Employee (i) a lump sum equal to one times Employee's Base Salary as then in effect, and (ii) an amount equal to one times the amount of the Annual Bonus (as defined below) actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, prorated based on the number of days actually worked in the fiscal year in which the effective date of termination occurs (calculated as the Annual Bonus that was actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, multiplied by a fraction, the numerator of which is equal to the number of days the Employee worked in the fiscal year in which the effective date of termination occurs, and the denominator of which is equal to the total number of days in such year), in each case payable on Company's first regular pay date that is on or after the 60th day following the effective date of termination; (B) for the period beginning on the effective date of termination and ending on the date that is 18 months after the effective date of termination, Company shall reimburse Employee for the COBRA Premium (as defined above); provided, however, that in order to receive a COBRA Premium reimbursement, Employee must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Employee's having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company to sanctions imposed pursuant to Section 2716 of the PHSA. Each COBRA Premium reimbursement shall be provided to Employee by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to provide Employee the COBRA Premium reimbursement for any period in which Employee is eligible to participate in a group medical plan sponsored by any other employer. Employee agrees and understands that the payment of any COBRA Premium will remain Employee's sole responsibility. Notwithstanding any termination pursuant to this Section 3.4, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall remain in full force and effect. Collectively, the payments made under this Section shall be referred to as the "Good Reason Separation Package."

(b) For purposes of this Agreement, "Good Reason" shall mean (1) the material breach of any of Company's obligations under this Agreement without

Employee's written consent; (2) the change of Employee's title or the assignment to Employee of any duties that materially adversely alter the nature or status of Employee's office, title, and responsibilities, including reporting responsibilities, or action by Company that results in the material diminution of Employee's position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action, in each case, without Employee's written consent; or (3) in the event that Employee and Company cannot agree on a relocation package, the relocation of the Employee's principal place of employment as set forth in Section 2.2 of this Agreement, except for required travel on Company's business to an extent substantially consistent with Employee's obligations under this Agreement. To constitute Good Reason, Employee is required to provide notice to Company of the existence of the conditions constituting Good Reason within a period not to exceed ninety (90) days from the initial existence of the condition and Company must be provided a period of at least 30 days during which it may remedy the condition.

3.5 After a Change in Control.

(a) If Employee terminates his employment with Good Reason or Company terminates Employee's employment without Cause within twelve (12) months following a Change in Control (as defined below), then in addition to payment of the Accrued Obligations, (A) Company shall pay Employee (i) a lump sum equal to one and a half (1.5) times Employee's Base Salary as then in effect, and (ii) an amount equal to one and a half (1.5) times the amount of the Annual Bonus (as defined below) actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, prorated based on the number of days actually worked in the fiscal year in which the effective date of termination occurs (calculated as the Annual Bonus that was actually paid to Employee for the fiscal year immediately prior to the fiscal year in which the effective date of termination occurs, multiplied by a fraction, the numerator of which is equal to the number of days the Employee worked in the fiscal year in which the effective date of termination occurs, and the denominator of which is equal to the total number of days in such year), in each case payable on Company's first regular pay date that is on or after the 60th day following the effective date of termination; (B) for the period beginning on the effective date of termination and ending on the date that is 18 months after the effective date of termination, Company shall reimburse Employee for the COBRA Premium (as defined above); provided, however, that in order to receive a COBRA Premium reimbursement, Employee must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Employee's having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company to sanctions imposed pursuant to Section 2716 of the PHSA. Each COBRA Premium reimbursement shall be provided to Employee by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to

provide Employee the COBRA Premium reimbursement for any period in which Employee is eligible to participate in a group medical plan sponsored by any other employer. Employee agrees and understands that the payment of any COBRA Premium will remain Employee's sole responsibility. Notwithstanding any termination pursuant to this Section 3.5, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall remain in full force and effect. Collectively, the payments made under this Section shall be referred to as the "CIC Separation Package."

(b) For purposes of this Agreement, the term "Change in Control" means the occurrence of any of the following events: (A) a sale, transfer, disposition or other transaction in which the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of the total voting power of the Common Stock of Company immediately prior to such transaction shall cease to be the beneficial owners, directly or indirectly, of at least 50% of the total voting power of Common Stock of Company immediately after such transaction, provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from a public offering of the Company's common stock or the sale of securities in a transaction primarily for capital raising purposes; (B) the stockholders of Company approve a plan of complete liquidation or dissolution of Company; or (C) there is consummated in one or more transactions an agreement for the sale or disposition by Company of all or substantially all of Company's consolidated assets, other than any such sale or disposition of assets immediately following which the individuals who comprise the Board immediately prior thereto (or individuals who are elected to the Board with the affirmative vote of a majority of the individuals who comprise the Board immediately prior thereto) constitute at least a majority of the board of directors of (1) any parent of the entity to which such assets are sold or disposed, or (2) if there is no such parent, such entity.

3.6 Release. Notwithstanding any other provision in this Agreement to the contrary, Employee shall be eligible to receive the Good Reason Separation Package, the Without Cause Separation Package, or the CIC Separation Package payments pursuant to Sections 3.2, 3.4 or 3.5 (each referred to individually as a "Separation Package") only if Employee has executed and not revoked a release of all claims in a form acceptable to Company (the "Release"), which Release shall release Company and its affiliates, and the foregoing entities' respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively referred to as the "Released Parties") from any and all claims, including any and all causes of action arising out of the Employee's employment with Company or any of its affiliates or the termination of such employment, but excluding all claims to any Separation Package (or portion thereof) that Employee may have, any claims with respect to any vested benefits, indemnification rights Employee had for any actions or omissions occurring while employed by Company, any claims Employee may have for workers' compensation benefits, and any other claims against any third party not included amongst the Released Parties. To be entitled to receive a Separation Package, the time period during which Employee can revoke the Release must expire before the 60th day after the effective date of termination. Unless and until Employee has executed and not revoked a

Release and the time period during which Employee can revoke the Release has expired, Employee shall have no right to receive a Separation Package. If Employee has not executed without revoking a Release and the time period during which Employee can revoke the Release has not expired before the 60th day after the effective date of termination, Employee shall immediately forfeit his rights to a Separation Package.

3.7 Death of Employee. In the event that (1) the Employee is entitled to receive any of the post-termination benefits set forth in this Section 3 following the effective date of his termination, including the Good Reason Separation Package, the Without Cause Separation Package, and the CIC Separation Package payments pursuant to Sections 3.2, 3.4 or 3.5, and (2) the Employee thereafter dies prior to receiving full payment of any such post-termination benefits, then the Employee's designated beneficiaries (or in the absence of any of Employee's surviving designated beneficiaries, the Employee's estate) shall thereafter be entitled to receive payment of any and all remaining unpaid benefits to which the Employee was otherwise entitled.

3.8 Compliance with Section 409A. It is the intention of both Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code (the "Code") and the Treasury Regulations and other guidance promulgated or issued thereunder (hereinafter, "Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any benefits or rights constitute "nonqualified deferred compensation" under Section 409A, then the nonqualified deferred compensation shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A:

(a) Neither Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(b) For purposes of the foregoing, the terms used within this Section 3.8(b) have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the deferred compensation.

(c) For purposes of applying the provisions of Section 409A to this Agreement, and to the extent permissible under Section 409A, each installment payment and each separately identified amount to which Employee is entitled under this Agreement shall, in each case, be treated as a separate payment.

(d) Any reimbursements by Company to Employee of any eligible expenses under this Agreement that are not excludable from Employee's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of Employee's taxable year immediately following the year in which the expense was incurred. The amount of any Taxable

Reimbursements, and the value of any in-kind benefits to be provided to Employee, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(e) If Employee or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the concerned Party shall promptly advise the other and both Parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on Company). Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of the taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

4. **Compensation and Benefits**.

Company shall pay to Employee compensation during the term of this Agreement as initially determined by the CEO and/or President from time to time and as approved by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company; which compensation shall be initially as follows:

4.1 Base Salary. Employee shall receive a starting base salary ("Base Salary") of $225,000 per year payable semi-monthly or in accordance with such other payment schedule as may be approved by the CEO and/or President; it being further understood that at the election of the CEO and/or President, Employee's Base Salary (and other compensation, as may be applicable) may be revisited in the discretion of the Compensation Committee of the Board of Directors.

4.2 Annual Cash Bonus Opportunity.

(a) For each complete fiscal year of the employment term, the Employee shall be eligible to receive an annual cash bonus (the "Annual Bonus"). As of October 1, 2023, the Employee's annual target bonus opportunity shall be equal to 50% of Base Salary (the "Target Bonus"), based on the achievement of Company and/or Employee performance goals established by the Compensation Committee; provided that, depending on results, the Employee's actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee. If target performance goals are not achieved in a respective fiscal year, then the Employee shall not receive an Annual Bonus for such fiscal year, except as may be otherwise determined by the Compensation Committee in its discretion. For the period beginning on the Commencement Date and ending on the last day of the fiscal year ended September 30, 2023 ("Fiscal Year 2023"), the Employee

shall be eligible to receive a bonus for Fiscal Year 2023 at the exclusive discretion of the CEO, Compensation Committee and Board of Directors.

(b) The Annual Bonus, if any, will be paid within three and a half (3-1/2) months after the end of the applicable fiscal year.

(c) The Annual Bonus will be subject to the terms of the Company's annual bonus plan under which it is granted, if any.

(d) In order to be eligible to receive an Annual Bonus, the Employee must be employed by the Company on the last day of the applicable fiscal year for which Annual Bonuses are paid.

4.3 Stock Option Grants. As part of the Company team, the Company strongly believes that ownership of the Company by its employees is an important factor to its success. Therefore, as part of Employee's compensation, and subject to the approval of the Compensation Committee, Employee will be granted the following options to purchase shares of the Company's common stock (the "Options"), which shall vest pursuant to the terms and conditions set forth below and in the Company's equity incentive plan, as in effect from time to time:

(a) Base Grant of Time-Based Options. On the Commencement Date, Employee shall be granted Options to purchase 6,000 shares of the Company's common stock with an exercise price equal to the fair market value at the time of grant. Such Options will be on the Company's customary terms and conditions and, subject to Employee's continued employment, shall vest as follows: (a) 2,000 Options shall vest upon the first anniversary of the Commencement Date of this Agreement; (b) 2,000 Options shall vest upon the second anniversary of the Commencement Date of this Agreement and (c) 2,000 Options shall vest upon the third anniversary of the Commencement Date of this Agreement.

At Company's election, the foregoing Options may be subject to execution of one or more Stock Option Agreements consistent herewith. The Options will not be formalized until approved by the Compensation Committee.

4.4 Issuance of Restricted Shares. As part of the Company team, the Company strongly believes that ownership of the Company by its employees is an important factor to its success. Therefore, as part of Employee's compensation, and subject to the approval of the Compensation Committee, Employee will be granted and issued that certain number of shares of the Company's common stock (the "Restricted Shares"), which shall vest pursuant to the terms and conditions set forth below and in the Company's equity incentive plan, as in effect from time to time:

(a) Base Grant and Issuance of Time-Based Restricted Shares. On the Commencement Date, Employee shall be granted and issued 6,000 Restricted Shares. Such Restricted Shares will be on the Company's customary terms and conditions and, subject to Employee's continued employment, shall vest as follows: (a) 2,000 Restricted Shares shall vest upon the first anniversary of the Commencement Date of this Agreement; (b) 2,000 Restricted Shares shall vest

upon the second anniversary of the Commencement Date of this Agreement and (c) 2,000 Restricted Shares shall vest upon the third anniversary of the Commencement Date of this Agreement.

At Company's election, the foregoing Restricted Shares may be subject to execution of one or more Restricted Stock Award Agreements consistent herewith. The Restricted Shares will not be formalized until approved by the Compensation Committee.

4.5 Employee shall accrue twenty (20) days of vacation during each twelve (12) month period of employment, subject to the terms set forth in the Company's vacation policy in NuZee, Inc.'s Employee Handbook.

4.6 Commencing immediately following the date of Employee's actual employment, Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, including any health and profit-sharing plans made available to the employees, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Employee shall be entitled to receive reimbursement for any expenses made on behalf of Company, which expenditures must first have been pre-approved in writing. Employee's pre-approved travel expenses and accommodations will be reimbursed or paid by Company.

5. **Vacation Policy**. The purpose of the Company's vacation policy is to allow its employees to take periodic breaks from work and is more fully described in the NuZee, Inc. Employee Handbook.

6. **Nonsolicitation.** During the period of his employment by the Company and for a period of one (1) year after termination of such employment (for any reason, whether voluntarily or involuntarily), Employee agrees that he will not directly or indirectly, whether alone or for himself or for any other person, business, partnership, association, firm, company or corporation, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the employees of Company in existence at the time of the termination of Employee's employment.

7. **Confidential Information**. Employee understands and acknowledges that during the term of employment, Employee will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques,

agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party or of any other person or entity that has entrusted information to the Company in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information includes information developed by Employee in the course of employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee; provided that, such disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee's behalf.

(b) Company Creation and Use of Confidential Information. Employee understands and acknowledges that Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of high-end consumer coffee products. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish,

communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee's authorized employment duties to the Company or with the prior consent of CEO and/or President acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Employee's authorized employment duties to the Company.

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(I) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(f) If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company's trade secrets to Employee's attorney and use the trade secret information in the court proceeding if Employee:

(I) files any document containing trade secrets under seal; and

(II) does not disclose trade secrets, except pursuant to court order.

8. **Absence of Conflicting Agreements**. Employee understands the Company does not desire to acquire from him any trade secrets, know-how or confidential business information

that he may have acquired from others. Accordingly, Employee represents and warrants that he is free to divulge to Company, without any obligation to, or violation of any right of others, any and all information, practices and techniques which he will use, describe, demonstrate or divulge or in any other manner make known to the Company during the course of his employment. Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of his duties and obligations to the Company during his course of employment by Company.

9. **Remedies Upon Breach**. Employee agrees that any breach of this Agreement by him could cause irreparable damage to Company and that in the event of such breach, Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent any violation or threatened violation of Employee's obligations hereunder.

10. **No Employment Obligation**. Employee understands that this Agreement does not create any obligation on the Company or any other person to continue his employment. The Employee understands that the Employee is an employee subject to termination as set forth in Paragraph 3 above.

11. **Business Opportunities**. During the term of this Agreement, Employee agrees to bring all business opportunities to the Company relating to or otherwise associated with the business or businesses then conducted by the Company or any affiliate thereof, or business or businesses proposed to be conducted by the Company or any such affiliate in the future. Employee further agrees not to pursue any such business opportunity or opportunities for his own account or for the account of any third party irrespective of the Company's decision to exploit or not to exploit any such business opportunity.

12. **Proprietary Rights**.

12.1 Work Product. Employee acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Employee individually or jointly with others during the employment term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Employee for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product") as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent

rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2 Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. Nothing in this Section is intended to apply to any Work Product or Intellectual Property Rights which qualify fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached to this Agreement as Exhibit 1.

12.3 Further Assurances; Power of Attorney. During and after the employment term, the Employee agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Employee's subsequent incapacity.

12.4 No License. Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work

Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Employee by the Company.

13. **Appearance Release**. Employee irrevocably agrees that the Company may interview, tape and photograph Employee, and make audio and visual recordings of his voice, conversation and sounds for use on and in connection with the Company, its Website(s), its business(es), and the advertising and promotion thereof, and that Company shall be the exclusive owner of the results and proceeds of such taping, photography and recording with the right, throughout the universe, in any media now known or hereafter devised, an unlimited number of times in perpetuity, to copyright, to use and to license others to use, in any manner, all or any portion thereof or of a reproduction thereof in connection the same or otherwise. Employee represents that any statements made by him during his appearance are true, to the best of his knowledge, and that neither they nor his appearance will violate or infringe upon the rights of any third party.

14. **Compliance with Company Non-Disclosure Obligation**. Employee hereby acknowledges that Company may hereafter be subject to nondisclosure agreements with third persons pursuant to which Company must protect or refrain from the use of proprietary information which is the property of such third persons. Employee hereby agrees upon the directive of the Company to be bound by the terms of such agreements in the event he has access to the proprietary information protected thereunder to the same extent as if he were an original individual signatory thereto.

15. **Clawback Provisions**. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

16. **Indemnification; Insurance**. On the Commencement Date, the Employee and the Company shall enter into an indemnification agreement on the Company's customary terms and conditions. In addition, the Company shall defend and indemnify Employee to the fullest extent allowed by law, and to provide him with coverage under any directors' and officers' liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time. In the event of any inconsistency or conflict between the provisions in this Section and any provision in any other indemnity agreement or other agreement between the parties, the provision in such other agreement shall control.

17. **Severability**. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such

area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

18. **Notice**. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (a) hand-delivered, (b) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, (c) through a nationally recognized overnight courier, or (d) electronic mail, provided a "read receipt" is obtained, to the parties at their addresses below:

Company:	NuZee, Inc. 1350 E Arapaho Rd Ste 230 Richardson, Texas 75081 Attention: Masateru Higashida, Chief Executive Officer
with a copy to:	JR Lanis, Esq. BakerHostetler 11601 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90025
Employee:	Randy Weaver [***] [***]

or such other address given by such party to the other party at any time hereafter.

19. **Entire Agreement**. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.

20. **Amendment**. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

21. **Binding Agreement**. Except as herein set forth, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives.

22. **Waiver**. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

23. **Assignment**. This Agreement is personal to Employee and may not be assigned by him without Company's prior written consent, which consent may be withheld in Company's sole and absolute discretion.

24. **Successors and Assigns**. This Agreement shall be binding upon the parties hereto and their successors and assigns.

25. **Captions**. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

26. **Dispute Resolution; Arbitration**. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or Employee's employment, shall be resolved by arbitration as follows:

26.1 Mandatory Arbitration. Company and Employee agree that any claim, complaint, or dispute that relates in any way to this Agreement or Employee's employment with Company, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory, shall be submitted to binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Employment Arbitration Rules & Mediation Procedures, which can be found online at https://adr.org/sites/default/files/EmploymentRules_Web_2.pdf (the "Rules"). If the AAA Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

26.2 Covered Claims. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action (collectively, "claims") in a federal, state or local court or agency under applicable federal, state or local laws, arising out of Employee's employment with the Company and the termination thereof, including claims Employee may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against Employee. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital

status, medical condition, psychological condition, mental condition, disability, or sexual orientation), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act. The parties to this Agreement specifically agree that all claims under the California Labor Code, including, but not limited to, claims for overtime, unpaid wages, and claims involving meal and rest breaks shall be subject to this Arbitration Agreement ("Covered Claims").

26.3 Claims Not Covered. Claims not covered by this Agreement are claims for workers' compensation, unemployment compensation benefits, administrative charges for unfair labor practices brought before the National Labor Relations Board, Excluded Claims (defined in Paragraph 24.4 below), or any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the California Department of Fair Employment and Housing and/or federal Equal Employment Opportunity Commission and National Labor Relations Board.

26.4 Waiver of Class Action and Representative Action Claims. Except for representative claims which cannot be waived under applicable law and which are therefore excluded from this Agreement ("Excluded Claims"), Employee and the Company expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Employee and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. To the extent that the parties' dispute involves both timely filed Excluded Claims and claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

26.5 Waiver of Trial By Jury. The parties understand and fully agree that by entering into this Agreement to arbitrate, they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of a decision except as California law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering into this Agreement, they will gain the benefits of a speedy and less expensive dispute resolution procedure.

26.6 Claims Procedure. Arbitration shall be initiated upon the express written notice of either party. The aggrieved party must give written notice of any claim to the other party. Written notice of an Employee's claim shall be mailed by certified or registered mail, return receipt requested, to the Company (at the address indicated in Paragraph 16). Written notice of the Company's claim will be mailed to the last known address of Employee. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are

based. Written notice of arbitration shall be initiated within the same time limitations that California law applies to those claim(s).

26.7 Arbitrator Selection. The Arbitrator shall be selected as provided in the AAA Rules.

26.8 Discovery. The AAA Rules regarding discovery shall apply to arbitration under this Agreement, in addition to California Code of Civil Procedure Section 1280, *et seq.* (including but not limited to California Code of Civil Procedure Section 1283.05), unless otherwise ordered by the Arbitrator. The Arbitrator selected according to this Agreement shall decide all discovery disputes.

26.9 Substantive Law. The Arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator shall provide the parties with a written decision explaining his or her findings and conclusions. The Arbitrator's decision shall be final and binding upon the parties.

26.10 Motions. The Arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to set deadlines for completion of discovery, and for filing motions for summary judgment, and to set briefing schedules for any motions. The Arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, shall apply the law of the State of California.

26.11 Compelling Arbitration/Enforcing Award. Either party may bring an action in court to compel arbitration under this Agreement or to otherwise determine the arbitrability of claims under this Agreement, and to confirm, vacate or enforce an arbitration award, and each party shall bear its own attorney fees and costs and other expenses of such action.

26.12 Arbitration Fees and Costs. The Company shall be responsible for the arbitrator's fees and expenses. Each party shall pay its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for attorneys' fees and costs, the Arbitrator may award reasonable attorneys' fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator.

26.13 Term of Agreement. This Agreement to arbitrate shall survive the termination of Employee's employment. It can only be revoked or modified in writing signed by both parties that specifically states an intent to revoke or modify this Agreement and is signed by the CEO and/or President.

27. **Governing Law**. This Agreement shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to the extent applicable, and otherwise with the laws of the State of California, without regard to

the law of conflicts that would require the laws of any other jurisdiction to apply, including, but not limited, to the fashioning of any federal common law that might apply under ERISA.

28. **Counterparts/Facsimile**. This Agreement may be signed in counterparts which, when considered together, shall be regarded as one completely signed document. This Agreement may be signed by facsimile signature, wherein a facsimile copy will have the same force and effect as an original.

29. **Further Documents**. The parties hereto agree to execute any writings, instruments or applications necessary to carry out the intent of this Agreement.

30. **Cumulative Remedies**. Except as otherwise provided in this contract all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

31. **Gender/Number**. As used herein, the masculine, feminine, or neuter gender, and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

32. **Construction**. This Agreement shall be construed without regard to the identity of the person who drafted the various provisions hereof. Each and every provision of this Agreement shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

33. **Indemnification**. Each party hereto agrees to indemnify the other and hold the other harmless from and against any and all damages or liability including attorneys' fees and court costs occasioned by said other party's breach of any warranty representation or agreement contained herein.

[Signature page to follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NuZee, Inc.,
a Nevada corporation
By: ____________________
Name: Masateru Higashida
Title: Chief Executive Officer

Employee
By: ____________________
Name: Randy Weaver
Title: Chief Financial Officer
Last 4 of SSW [***]

EXHIBIT 1
CALIFORNIA LABOR CODE
SECTION 2870

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.